Exhibit 99.1

GOLDEN ENTERTAINMENT REPORTS SECOND QUARTER RESULTS
LAS VEGAS – August 4, 2022 – Golden Entertainment, Inc. (NASDAQ: GDEN) (“Golden Entertainment” or the “Company”) today reported financial results for the second quarter ended June 30, 2022. The Company generated second quarter revenue of $289.4 million, net income of $21.2 million and Adjusted EBITDA of $75.0 million.
Blake Sartini, Chairman and Chief Executive Officer of Golden Entertainment, commented, “Our operating discipline supported strong second quarter results and offset challenges in the current economic environment. We have maintained our Adjusted EBITDA margin over the last four quarters as we continue to exceed 2019 performance levels. In addition, our strong cash flow generation has allowed us to allocate capital to debt reduction while also returning capital to shareholders through share repurchases. Since the beginning of 2021 we have reduced indebtedness by nearly $200 million and since December 2021 we have repurchased almost $50 million of our common stock. For the rest of the year, we expect to remain focused on maintaining the strength of our balance sheet and opportunistically returning capital to shareholders.”
During the second quarter, the Company repurchased $37.5 million of senior unsecured notes at par and $22.5 million of its common stock. As of June 30, 2022, the Company had approximately $27.5 million remaining under its current share repurchase authorization.
Consolidated Results
Revenues of $289.4 million for the second quarter of 2022 were down 1% from $292.5 million for the second quarter of 2021. Net income for the second quarter of 2022 was $21.2 million, or $0.67 per fully diluted share, compared to net income of $103.0 million, or $3.26 per fully diluted share, for the second quarter of 2021. Net income and earnings per share for the second quarter of 2021 included $60.0 million, or $0.53 per fully diluted share, in other non-operating income recognized from the payment related to Caesars Entertainment’s acquisition of William Hill. Second quarter 2022 Adjusted EBITDA was $75.0 million, an 18% decline from Adjusted EBITDA of $91.0 million for the second quarter of 2021. Adjusted EBITDA margin was 26% for second quarter of 2022 compared to 31% for the second quarter of 2021.
Nevada Casino Resorts
Revenues for Nevada Casino Resorts were $107.5 million for the second quarter of 2022 compared to $106.0 million for the second quarter of 2021. Adjusted EBITDA was $38.9 million compared to $46.6 million for the second quarter of 2021. Adjusted EBITDA margin was 36% for the second quarter of 2022 compared to 44% for the second quarter of 2021.
Nevada Locals Casinos
Revenues for Nevada Locals Casinos were $39.8 million for the second quarter of 2022 compared to $43.5 million for the second quarter of 2021. Adjusted EBITDA was $19.8 million compared to $23.6 million for the second quarter of 2021. Adjusted EBITDA margin was 50% for the second quarter of 2022 compared to 54% for the second quarter of 2021.

Maryland Casino Resort
Revenues for Maryland Casino Resort were $20.5 million for the second quarter of 2022 compared to $21.2 million for the second quarter of 2021. Adjusted EBITDA was $7.2 million compared to $8.3 million for the second quarter of 2021. Adjusted EBITDA margin was 35% for the second quarter of 2022 compared to 39% for the second quarter of 2021.
Distributed Gaming
Revenues for Distributed Gaming were $121.4 million for the second quarter of both 2022 and 2021. Adjusted EBITDA was $22.2 million for the second quarter of 2022 compared to $24.9 million for the second quarter of 2021. Adjusted EBITDA margin was 18% for the second quarter of 2022 compared to 21% for the second quarter of 2021.
Debt and Liquidity
As of June 30, 2022, the Company’s total principal amount of debt outstanding was approximately $965 million, consisting primarily of $625 million in outstanding term loan borrowings and $337.5 million of senior unsecured notes. As of June 30, 2022, the Company had cash and cash equivalents of $179.2 million and there continues to be no outstanding borrowings under the Company’s $240 million revolving credit facility.
During the second quarter of 2022, the Company allocated $60 million of capital to repurchase $37.5 million of its outstanding senior unsecured notes in the open market at par and repurchase 515,000 shares of its common stock for $22.5 million.
Investor Conference Call and Webcast
The Company will host a webcast and conference call today, August 4, 2022, at 5:00 p.m. Eastern Time, to discuss the results for the second quarter of 2022. The conference call may be accessed live over the phone by dialing (877) 407-3982 or (201) 493-6780 for international callers. A replay will be available beginning at 8:00 p.m. Eastern Time today and may be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the passcode is 13730505. The replay will be available until August 11, 2022. The call will also be webcast live through the “Investors” section of the Company’s website, www.goldenent.com. A replay of the audio webcast will also be archived on the Company’s website, www.goldenent.com.
Forward-Looking Statements
This press release contains forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates. In addition, forward-looking statements in this press release include, without limitation: statements regarding: the Company’s strategies, objectives and business opportunities; anticipated future growth and trends in the Company’s business or key markets; projections of future financial condition, operating results, income, capital expenditures, costs or other financial items, including anticipated future cash generation and resulting ability to continue to return capital to shareholders; and other characterizations of future events or circumstances as well as other statements that are not statements of historical fact. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause the actual results to differ materially include: the uncertainty of the extent, duration and effects of the COVID-19 pandemic and the response of governments; changes in national, regional and local economic and market conditions; legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations); increases in gaming taxes and fees in the jurisdictions in which the Company operates; the Company’s ability to realize the anticipated cost savings, synergies and other benefits of its casino and other acquisitions; litigation; increased competition; the Company’s ability to renew its distributed gaming contracts; reliance on key personnel (including our Chief Executive Officer, President and Chief Financial Officer, and Chief Operating Officer); the level of the Company’s indebtedness and its ability to comply with covenants in its debt instruments; terrorist incidents; natural disasters; severe weather conditions (including weather or road conditions that limit access to the Company’s properties); the effects of environmental and structural building conditions; the effects of disruptions to the Company’s information technology and other systems and infrastructure; factors affecting the gaming, entertainment and hospitality industries generally; and other risks and uncertainties discussed in the Company’s filings with the SEC, including the “Risk Factors” sections of the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.
Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA because it is the primary metric used by its chief operating decision makers and investors in measuring both the Company’s past and future expectations of performance. Adjusted EBITDA provides useful information to the users of the Company’s financial statements by excluding specific expenses and gains that the Company believes are not indicative of its core operating results. Further, the Company’s annual performance plan used to determine compensation for its executive officers and employees is tied to the Adjusted EBITDA metric. It is also a measure of operating performance widely used in the gaming industry.
The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. In addition, other companies in gaming industry may calculate Adjusted EBITDA differently than the Company does.
The Company defines “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, impairment of goodwill and intangible assets, acquisition and severance expenses, preopening and related expenses, gain or loss on disposal of assets, share-based compensation expenses, change in non-cash lease expense, and other non-cash charges that are deemed to be not indicative of the Company’s core operating results, calculated before corporate overhead (which is not allocated to each reportable segment).
About Golden Entertainment, Inc.
Golden Entertainment owns and operates a diversified entertainment platform, consisting of a portfolio of gaming and hospitality assets that focus on casino and distributed gaming operations (including gaming in the Company’s branded taverns). Golden Entertainment operates over 17,000 slots, 100 table games, and 6,200 hotel rooms. Golden Entertainment owns ten casinos – nine in Southern Nevada and one in Maryland. Through its distributed gaming business in Nevada and Montana, Golden Entertainment operates video gaming devices at approximately 1,100 locations and owns more than 60 traditional taverns in Nevada. Golden Entertainment is also licensed in Illinois and Pennsylvania to operate video gaming terminals. For more information, visit www.goldenent.com.

Contacts
Golden Entertainment, Inc.	Investor Relations
Charles H. Protell	Richard Land
President and Chief Financial Officer	JCIR
(702) 893-7777	(212) 835-8500 or gden@jcir.com

Golden Entertainment, Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues
Gaming	$196,679	$204,957	$387,466	$381,957
Food and beverage	44,451	44,938	86,907	78,742
Rooms	33,174	30,249	58,920	48,647
Other	15,068	12,323	29,723	22,817
Total revenues	289,372	292,467	563,016	532,163
Expenses
Gaming	109,740	106,805	215,391	203,177
Food and beverage	32,546	29,533	64,003	53,074
Rooms	13,816	12,383	26,290	21,993
Other operating	5,346	3,099	9,322	5,795
Selling, general and administrative	57,287	53,285	118,197	106,876
Depreciation and amortization	25,332	26,682	51,608	53,868
Loss on disposal of assets	710	610	669	819
Preopening expenses	4	109	59	229
Total expenses	244,781	232,506	485,539	445,831
Operating income	44,591	59,961	77,477	86,332
Non-operating (expense) income
Other non-operating income	—	60,000	—	60,000
Interest expense, net	(14,738)	(16,169)	(29,856)	(32,217)
Loss on debt extinguishment	(1,073)	—	(1,254)	—
Total non-operating (expense) income, net	(15,811)	43,831	(31,110)	27,783
Income before income tax (provision) benefit	28,780	103,792	46,367	114,115
Income tax (provision) benefit	(7,560)	(786)	10,919	(489)
Net income	$21,220	$103,006	$57,286	$113,626

Weighted-average common shares outstanding
Basic	28,877	28,621	28,885	28,421
Diluted	31,633	31,611	31,889	31,285
Net income per share
Basic	$0.73	$3.60	$1.98	$4.00
Diluted	$0.67	$3.26	$1.80	$3.63

Golden Entertainment, Inc.
Reconciliation of Adjusted EBITDA
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues
Nevada Casino Resorts (1)
Gaming	$46,114	$50,018	$90,344	$88,844
Food and beverage	23,123	22,716	44,507	37,681
Rooms	28,573	26,164	50,602	41,792
Other	9,688	7,109	18,480	12,495
Nevada Casino Resorts revenue	$107,498	$106,007	$203,933	$180,812
Nevada Locals Casinos (2)
Gaming	$29,048	$33,253	$58,429	$62,789
Food and beverage	6,301	6,323	12,480	11,836
Rooms	2,529	2,084	4,773	3,562
Other	1,907	1,867	3,992	3,885
Nevada Locals Casinos revenues	$39,785	$43,527	$79,674	$82,072
Maryland Casino Resort (3)
Gaming	$15,456	$16,451	$29,913	$29,483
Food and beverage	2,222	2,111	3,870	3,553
Rooms	2,072	2,001	3,545	3,293
Other	796	677	1,110	1,011
Maryland Casino Resort revenues	$20,546	$21,240	$38,438	$37,340
Distributed Gaming (4)
Gaming	$106,061	$105,235	$208,780	$200,841
Food and beverage	12,805	13,788	26,050	25,672
Other	2,503	2,380	5,761	4,799
Distributed Gaming revenues	$121,369	$121,403	$240,591	$231,312
Corporate and other	174	290	380	627
Total Revenues	$289,372	$292,467	$563,016	$532,163
(1)    Comprised of The STRAT Hotel, Casino & SkyPod, Aquarius Casino Resort, Edgewater Hotel & Casino Resort and Colorado Belle Hotel & Casino Resort.
(2)    Comprised of Arizona Charlie’s Boulder, Arizona Charlie’s Decatur, Gold Town Casino, Lakeside Casino & RV Park and Pahrump Nugget Hotel Casino.
(3)    Comprised of the operations of the Rocky Gap Casino Resort.
(4)    Comprised of distributed gaming operations in Nevada and Montana, as well as branded taverns in Nevada.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2022	2021	2022	2021
Adjusted EBITDA
Nevada Casino Resorts (1)	$38,892	$46,635	$72,467	$73,291
Nevada Locals Casinos (2)	19,795	23,576	39,833	43,127
Maryland Casino Resort (3)	7,242	8,289	12,814	13,162
Distributed Gaming (4)	22,194	24,913	44,247	45,793
Corporate and other	(13,107)	(12,401)	(27,020)	(24,863)
Total Adjusted EBITDA	$75,016	$91,012	$142,341	$150,510

Adjustments
Other non-operating income	—	60,000	—	60,000
Depreciation and amortization	(25,332)	(26,682)	(51,608)	(53,868)
Change in non-cash lease expense	(230)	(221)	(411)	(660)
Share-based compensation	(3,311)	(2,668)	(6,983)	(5,673)
Loss on disposal of assets	(710)	(610)	(669)	(819)
Loss on debt extinguishment	(1,073)	—	(1,254)	—
Preopening and related expenses (5)	(4)	(109)	(59)	(229)
Other, net	(838)	(761)	(5,134)	(2,929)
Interest expense, net	(14,738)	(16,169)	(29,856)	(32,217)
Income tax (provision) benefit	(7,560)	(786)	10,919	(489)
Net income	$21,220	$103,006	$57,286	$113,626
(1)    Comprised of The STRAT Hotel, Casino & SkyPod, Aquarius Casino Resort, Edgewater Hotel & Casino Resort and Colorado Belle Hotel & Casino Resort.
(2)    Comprised of Arizona Charlie’s Boulder, Arizona Charlie’s Decatur, Gold Town Casino, Lakeside Casino & RV Park and Pahrump Nugget Hotel Casino.
(3)    Comprised of the operations of the Rocky Gap Casino Resort.
(4)    Comprised of distributed gaming operations in Nevada and Montana, as well as branded taverns in Nevada.
(5)    Preopening and related expenses consist of labor, food, utilities, training, initial licensing, rent and organizational costs incurred in connection with the opening of tavern and casino locations.